Summary of Material Terms of Mr. Richard C. Hartnack’s Employment with U.S. Bancorp:

•	Base salary—$510,000;

•	Target 2005 cash bonus under U.S. Bancorp’s Executive Incentive Plan—140% of base salary ($714,000);

•	Long-term incentive award under U.S. Bancorp’s 2001 Stock Incentive Plan—Stock options to acquire U.S. Bancorp common stock with a $2,000,000 value (based on the Black-Scholes value on the date of grant) to be granted on first day of employment, with an exercise price equal to the fair market value on the date of grant and vesting in four equal installments on each anniversary of the date of grant;

•	Initial one-time grant of shares of U.S. Bancorp common stock under U.S. Bancorp’s 2001 Stock Incentive Plan*—U.S. Bancorp common stock with a $2,000,000 value (based on the fair market value on the date of grant) to be granted on June 15, 2005;

•	Supplemental retirement benefit—$500,000** annually for life, beginning at age 65;

•	Change in Control Agreement—U.S. Bancorp standard terms for executive officers; and

•	Other benefits— Eligible for other employee benefit programs and fringe benefits on the same basis as similarly situated executive officers.

*Intended in part to replace lost opportunity in long-term incentive at prior employer. After-tax value must be repaid if Mr. Hartnack voluntarily terminates his employment with U.S. Bancorp during the six years immediately following his hire date.

**This amount is reduced by amounts payable from the qualified and non-qualified retirement plans of his prior employers and further subject to reduction for early commencement due to specified circumstances. Based on the information provided to U.S. Bancorp, the aggregate of the accrued and vested benefit entitlements of Mr. Hartnack under the applicable plans of his prior employers is currently estimated to be $400,000.